LIMITED LIABILITY COMPANY AGREEMENT OF ATRISCO OIL & GAS LLC

This Limited Liability Company Agreement (this "Agreement") of Atrisco Oil & Gas LLC (the "Company") is made and entered into as of December by the sole unitholder of the Company listed on the signature page hereto (together with any additional unitholders that may be admitted to the Company as provided herein, each a "Unitholder" and collectively, the "Unitholders").

RECITALS

A. The Company was formed as a New Mexico limited liability company by the filing of the Articles of Organization with the New Mexico Public Regulation Commission on September 8, 2006, pursuant to and in accordance with the New Mexico Limited Liability Company Act (the "Act").

B. Prior to the closing (the "Closing") of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 19, 2006, by and between Westland Development Co., Inc., a New Mexico corporation ("Westland"), and SCC Acquisition Corp., a Delaware corporation, Westland will enter into a Quitclaim Mineral Deed and Assignment of Oil & Gas Leases (the "Deed and Assignment"), pursuant to which Westland will transfer and contribute to the Company (i) a 100% interest in rents and royalties under the Sun Valley Lease and the Great Northern Lease and (ii) a 50% undivided interest in all minerals under the Subject Lands (each as defined in the Deed and Assignment) (collectively, the "Mineral Assets"). In exchange for the transfer and contribution of the Mineral Assets, the Company will issue to Westland 794,927 Class A Units and one Class B Unit, representing 100% of the Units of the Company.

C. Immediately prior to, and subject to, the Closing, Westland will distribute all of the Class A Units to Westland's shareholders existing as of such time (the "Distribution") as a dividend on a one-for-one basis in accordance with such shareholders' respective ownership of Westland common stock, no par value per share ("No Par Common Stock"), and Westland Class B common stock, $1.00 par value per share ("Class B Common Stock").

D. Immediately following the Distribution and the Closing, (i) Westland's shareholders existing as of immediately prior to the Distribution will own 100% of the Class A Units and (ii) Westland will own the sole Class B Unit.

NOW, THEREFORE, the undersigned Unitholder hereby adopts the following as the Company's "limited liability company agreement," as that term is used in the Act.

I. ORGANIZATION

1.1. Formation. The Company's Articles of Organization, the formation of the Company as a New Mexico limited liability company under the Act and all actions taken by the Person who executed and filed the Company's Articles of Organization are hereby adopted and ratified. "Person" means any natural person or any general partnership, limited partnership, limited liability partnership, limited liability limited partnership, corporation, joint venture, bust, business trust, cooperative, association, limited liability company or other entity, including the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

1.2. Name. The name of the Company is "Atrisco Oil & Gas LLC". All business of the Company will be conducted under such name or such other names that the Board selects.

1.3. Purpose. The Company is formed for the limited purpose of (a) receiving, holding, protecting and exploiting the Mineral Assets, (b) paying or providing for any costs or liabilities incurred in carrying out the purpose of the Company under this Section 1.3, (c) making distributions to the Class A Unitholders as permitted under Section 3.1, and (d) any and all activities necessary or incidental to the foregoing. The Company will not engage in any other trade or business.

1.4. Term. The term of the Company will be unlimited unless dissolved in accordance with the Act and this Agreement.

1.5. Governance Provisions. (a) Subject to such matters as are expressly reserved hereunder or under the Act to the Unitholders for decision, the business and affairs of the Company will be managed by the Board of Directors of the Company (the "Board") which will consist of four members designated by the Class A Unitholders (the "Class A Directors") and one member designated by the Class B Unitholder (the "Class B Director" and together with the Class A Directors, the "Directors"). The Board will be responsible for setting policy for the Company, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. All Directors must be Qualified Candidates. "Qualified Candidates" will be, in the case of the Class A Directors, members of Westland's Board of Directors existing immediately prior to the Closing and any other Persons designated as a Board nominee in accordance with Section 1.5(q), and, in the case of the Class B Director, the Chairman, Chief Executive Officer, Chief Financial Officer or Division President of the SunCal Companies.

(b) The initial Class A Directors will Randolph M. Sanchez, Ray Mares, Jr., Troy K. Benavidez and Charles K. Pena (the "Initial Class A Directors"). The initial Class B Director, who will take office immediately after the Closing, will be William F. Steadman (the "Initial Class B Director" and together with the Initial Class A Directors, the "Initial Directors"). The Initial Directors will serve as Directors for an initial term ending on the second anniversary of the Closing (the "Initial Term"). Following the end of the Initial Term, the Board will classify the Directors into two classes of Directors with (i) two Directors (consisting of two Class A Directors elected by the Class A Unitholders in accordance with this Section 1.5) serving for a term expiring on the first anniversary of the expiration of the Initial Term (the "Class I Directors") and (ii) three Directors (consisting of the Initial Class B Director and two Initial Class A Directors selected by the Board) serving for a term expiring on the second anniversary of the expiration of the Initial Term (the "Class II Directors"), with each subsequent term of each Director expiring on the second anniversary after the commencement of such term. Following the expiration of the term of the initial Class II Directors, each class of Directors subject to election will be elected in accordance with this Section 1.5. The Board will have the power to fill any vacancy created by the removal, resignation, death or disability of any Director prior to the expiration of his or her term of office in accordance with Section 1.5(e).

(c) Each Class A Director (other than the Initial Class A Director) will be elected by Class A Unitholders holding a majority of the Class A Units, and will serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability.

(d) The Class B Director (other than the Initial Class B Director) will be elected by the Class B Unitholder holding the sole Class B Unit, and will serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability.

(e) A Director may resign at any time upon written notice to the Board. Upon the removal, resignation, death or disability prior to the expiration of his or her term of office of

(i) a Class A Director, such vacancy on the Board will be filled by the approval of a majority of the remaining Class A Directors and (ii) the Class B Director, such vacancy on the Board will be filled by the Class B Unitholder holding the sole Class B Unit. The Company will have no "manager," as such term is used in the Act.

(F) The Board will meet at least twice a year to discuss the management of the Company's business at such times and places as determined by the Board. Any Director may request a special meeting subject to at least two business days' prior written notice. A majority of Directors, including the Class B Director, will constitute a quorum for the transaction of business by the Board.

(g)	Notice of any Board meeting may be waived by any Director before or after such meeting.
(h)	All matters approved by the Board must be approved by a majority vote of the Whole Board, subject to the rights of the Class B Unitholder set forth in Section 1.6.

(i) Meetings of the Board may be conducted in person or by conference telephone facilities. Any Director not present at a meeting of the Board may participate by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a majority of the Directors then in office consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

(j) The Board will have the authority to appoint and terminate officers of the Company, including, without limitation, a President, Chief Financial Officer, Treasurer and Secretary, and any number of Vice Presidents as determined from time to time by the President, and retain and terminate all employees, agents and consultants of the Company, and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties. Each officer appointed by the Board will have the roles and responsibilities customarily assigned to the title ascribed to such officer position and otherwise as directed by the President from time to time.

(k) No Unitholder, Director or officer (acting in his or her capacity as such) will have any authority, in such Person's capacity as Unitholder, Director or officer, to bind the Company with respect to any matter except pursuant to a resolution authorizing such action (and authorizing such Persons to bind the Company with respect to such action) which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement or the Act.

(l) An annual meeting of the Class A Unitholders will be held at such date and time as may be designated from time to time by the Board. The Class A Unitholders will transact such business as may properly be brought before the meeting in accordance with this Section 1.5(q).

(m) Special meetings of the Class A Unitholders, for any purpose or purposes, may be called only by the request of a majority of the total number of Directors that the Company would have if there were no vacancies (the "Whole Board"). The notice of any special meeting of Class A Unitholders must state the purpose or purposes of the proposed meeting.

(n) Written notice of every meeting of the Class A Unitholders, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than ten nor more than 60 calendar days before the date of the meeting to each Class A Unitholder of record entitled to vote at such meeting. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 60 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given in conformity with this Section I.S(n). At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

(o) The holders of a majority of Class A Units issued and outstanding and entitled to vote at a meeting of Class A Unitholders, present in person or represented by proxy, will constitute a quorum at all meetings of the Class A Unitholders for the transaction of business at a meeting of the Class A Unitholders. If, however, such quorum is not present or represented at any meeting of the Class A Unitholders, the Class A Unitholders entitled to vote at that meeting of Class A Unitholders, present in person or represented by proxy, will have the power to adjourn, without notice other than announcement at the meeting, the meeting from time to time until a quorum is present or represented.

(p) Each Class A Unitholder will be entitled at every meeting of the Class A Unitholders to one vote for each Class A Unit standing in the name of that Class A Unitholder on the books of the Company on the record date for the meeting and those votes may be cast either in person or by written proxy. Every proxy must be duly executed and filed with the Secretary of the Company. A Class A Unitholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Company. When a quorum is present at any meeting, the vote of the holders of a majority of the Class A Units present in person or represented by proxy and which has actually voted will decide any question properly brought before such meeting.

(q) At an annual or special meeting of the Class A Unitholders, nominations of persons for election to the Board and such other business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual or special meeting, nominations of persons for election to the Board and such other business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of a majority of the Whole Board, or (iii) otherwise properly requested to be brought before the meeting by a Class A Unitholders in accordance with the following sentence. For business to be properly requested by Class A Unitholders to be brought before an annual or special meeting, the Class A Unitholders must (i) be the holder of record of at least 20% of the then-outstanding Class A Units at the time of the giving of the notice for such meeting, (ii) be entitled to vote at such meeting, and (iii) have given notice thereof in writing to the Secretary of the Company, which notice shall have been received at the principal executive offices of the Company not less than 20 calendar days prior to the date of the Class A Unitholder meeting.

1.6. Approval Rights of the Class B Unitholder. The following matters may not be approved or acted upon by the Board or the Unitholders without the separate prior approval of the Class B Unitholder:

(a) the Company entering into any new lines of business;

(b) distributions by the Company not in conformity with the Company's distribution policy set forth in Section 3.1;

(c) any amendment to this Agreement or any of the Company's other constituent documents;

(d) any action by the Company in breach of the Company's obligations under the Deed and Assignment;

(e) any merger, consolidation, recapitalization or Change in Control transaction involving the Company; and

(I) the liquidation, dissolution or bankruptcy of the Company.

"Change in Control" shall mean an event that shall be deemed to have occurred if, on or after the date of this Agreement, (i) any "person" (as such term is used in Sections 13(d) and l4(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the "beneficial owner" (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the total voting power represented by the Company's then outstanding voting securities, (ii) the Unitholders of the Company approve a merger or consolidation of the Company with any other Person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the total voting power of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iii) the Unitholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company's assets. Except as set forth in this Section 1.6 or Section 1.5(d), the Class B Unitholder will have no voting rights.

II. UNITHOLDERS, CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

2.1. Unitholders. Schedule A contains the name and address of each Unitholder as of the date of this Agreement. Schedule A may be amended from time to time to reflect the admission or resignation of a Unitholder or the transfer or assignment of a Unit in accordance with the terms of this Agreement and applicable law.

2.2. Units. Unitholder's ownership interests in the Company will be represented by Class A Units ("Class A Units") and Class B Units ("Class B Units" and together with Class A Units, "Units"). Unitholders owning (a) Class A Units will be referred to as "Class A Unitholders" and

(b) the Class B Unit will be referred to as the "Class B Unitholder". Each Unitholder will own that class and number of Units set forth next to such Unitholder's name on Schedule A, attached hereto, which may be amended from time to time. Each Unit of the Company shall be represented by a certificate and shall be a "Security" within the meaning of, and shall be governed by, Article 8 of the Uniform Commercial Code as in effect in the State of New Mexico.

2.3. Transferability of Units. (a) The Units will not be transferable, other than pursuant to applicable laws of intestacy, will or descent to lineal descendants of the Unitholders existing as of the date of the Distribution; provided, that the Board may provide for the transferability of the Units to third parties in compliance with all applicable federal and state securities laws at the Company's sole expense. Each certificate representing any Units will be endorsed by the Company with a legend reading substantially as follows:

"THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED AS A DIVIDEND FROM WESTLAND DEVELOPMENT CO., INC. AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH UNITS MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE UNITS REPRESENTED BY THIS CERTIFICATE MAYBE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE LIMITED LIABILITY AGREEMENT OF ATRISCO OIL & GAS LLC, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF ATRISCO OIL & GAS LLC."

(b) No Unitholder shall Transfer any Units to any Person, unless such Person agrees in writing to be bound by all of the provisions of this Agreement applicable to the transferring Unitholder. In addition, no Transfer by any Unitholder of any Units during the term of this Agreement shall be effective unless and until the transferee of such Units, subject to the terms and conditions such forth herein, becomes a party hereto as a Unitholder by execution of a counterpart signature page hereto and an instrument of accession thereto. Notwithstanding anything to the contrary herein, no Unitholder shall Transfer any Units to the extent that such Transfer would violate the Securities Act of 1933, as amended, or any other federal or state securities or blue sky laws. "Transfer" means, when used as a noun, any disposition of all or any portion of Units, for value or otherwise, including, without limitation, any sale, gift, bequest, assignment, pledge or encumbrance, and whether effected by contract, by operation of law or otherwise. "Transfer" when used as a verb, shall have a correlative meaning.

2.4. Initial Capital Contributions. (a) The initial Unitholder has made the initial contributions to the Company in the amount set forth on Schedule A. All capital contributions will be set forth in the books and records of the Company.

(b) All legal and equitable ownership interests in the Company, including such Unitholder's share of the Company's profits and losses and rights to receive distributions of the Company's assets in accordance herewith and with the Act, shall be evidenced solely by the Class A Units. The Class B Units shall not be entitled to share in the profits, losses or assets of the Company.

(c) No interest will be paid on any capital contribution to the Company or Capital Account of any Unitholder. No Unitholder will be liable for the return of the capital contributions or Capital Account, or any portion thereof, of any other Unitholder, it being agreed that such return will be made solely from the assets of the Company. No Unitholder will be entitled to demand and receive property other than cash in return for its capital contributions to the Company, its Capital Account or its interests in the Company. No Unitholder will be entitled to withdraw any part of its capital contribution, Capital Account or other capital or to receive any distribution from the Company, except as specifically provided in this Agreement.

2.5. Additional Capital Contributions. The Unitholders will not be required to make any additional capital contributions to the Company.

2.6. Capital Accounts. (a) In accordance with the capital accounting rules of Treasury Regulation Section 1.704-1 (b) (relating to maintenance of capital accounts), a separate capital account (a "Capital Account") will be maintained for each Unitholder. Each Unitholder's Capital Account will initially equal the amount set forth on Schedule A.

(b) Each Unitholder's Capital Account will from time to time be increased by:

(i)   the amount of money contributed by such Unitholder to the Company

(iii) the fair market value of property contributed by such Unitholder to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to pursuant to Section 752 of the Code);

(iii)  allocations to such Unitholder of profits; and

(iv)  upon the distribution of Company property to a Unitholder, the profit (if any) that would have been allocated to such Unitholder if such Company property had been sold at its fair market value immediately prior to the distribution.

(c) Each Unitholder's Capital Account will from time to time be reduced by:

(i)   the amount of money distributed to such Unitholder by the Company;

(ii)  the fair market value of property distributed to such Unitholder by the Company (net of any liabilities secured by such property that such Unitholder is considered to assume or take subject to pursuant to Section 752 of the Code);

(iii) allocations to such Unitholder of the Company's losses; and

(iv) upon the distribution of Company property to a Unitholder, the loss (if any) that would have been allocated to such Unitholder if such Company property had been sold at its fair market value immediately prior to the distribution.

(d) Upon the transfer of a Unitholder's entire interest in the Company, the Capital Account of such Unitholder will carryover to the transferee. Upon the transfer of a portion of a Unitholder's interest in the Company, the portion of such Unitholder's Capital Account attributable to the transferred portion will carryover to the transferee. In the event that the document effecting such transfer specifies the portion of such Unitholder's Capital Account to be transferred, such portion will be deemed to be the portion attributable to the transferred portion of such Unitholder's interest for purposes of this Section 2.6(d),

III. DISTRIBUTIONS AND TAX MATTERS

3.1. Distributions. Any excess cash held by the Company, net of a reasonable reserve for future operating costs and expenses of the Company, will be distributed by the Company to the Class A Unitholders in accordance with, and in proportion to, the number of Class A Units held by them, at least annually, or as otherwise determined by the Board. No distributions will be made by the Company to the Class B Unitholder,

3.2, Tax Matters. To the extent applicable, the "tax matters partner" (within the meaning ofSection623I(a)(7) of the Internal Revenue Code of1986,as amended from time to time, (the "Code"» will be such Person designated by the Board, The tax matters partner will file all tax returns and reports of the Company on a timely basis and will send copies of such to the other Unitholders.

3.3. Allocations. All items of profit and loss of the Company will be allocated to the Class A Unitholders in proportion to the number of Class A Units held by them, The Class B Unitholder will not be allocated any items of profit or loss of the Company.

IV. DISSOLUTION AND TERMINATION

4.1. Dissolution and Termination. (a) Subject to Section 4.1(d), the Company will be dissolved and its business wound up upon the earliest to occur of (i) the unanimous consent of the Board to dissolve, wind up and liquidate the Company, (ii) the entry of a final decree by any court of competent jurisdiction pursuant to Section 53-19-40 of the Act, and (iii) the time at which there are no remaining Unitholders, unless the business of the Company is continued in accordance with the Act.

(b) Upon dissolution, the Company's business will be liquidated in an orderly manner. The Board or, if there is no Board, such liquidation trustee as may be approved by the Unitholders, will act as the liquidator to wind up the business of the Company pursuant to this Agreement. In perf0l111ing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Act and in any reasonable manner that the liquidator determines to be in the best interest of the Unitholders or their successors-in-interest.

(c) In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of property in kind, such property will be transferred and conveyed to the Unitholders so as to vest in each of them, as a tenant-in-common, an undivided interest in the whole of such property equal to their interests in the property based upon the amount of cash that would be distributed to each of the Unitholders in accordance with Section 3.1 hereof if such property were sold for an amount of cash equal to the fair market value of such property, as determined by the liquidator in good faith.

(d) Upon the dissolution of the Company, distributions will be made as provided for in Section 3.1 hereof.

V. MISCELLANEOUS

5.1. No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit the Unitholders and, to the fullest extent permitted by law, will not be construed as conferring any benefit upon any creditor of the Company, and no such creditor of the Company, nor any other party, will be a third-party beneficiary of this Agreement, and the Unitholders will not have any duty or obligation to any creditor of the Company, or any other party, to make any contribution to the Company.

5.2. Annual Reporting Obligations. The Company will fumish the Unitholders with (a) annual reports of the Company's income and expenses and (b) interim reports of any material developments and reserve reports received by the Company.

5.3. Books and Records. The Company will keep or cause to be kept full and accurate books and records of account of the Company's business. The Company will furnish such reports and information as may be requested by any Director.

5.4. Accounting and Fiscal Year. The books of the Company will be kept on the accrual basis and the Company will report its operations for tax purposes on the accrual method. The fiscal year of the Company and the taxable year of the Company for federal income tax purposes will end on December 31 except as otherwise required in accordance with the Code.

5.5. Notices. All notices, demands, consents, approvals, requests or other communications which any party to this Agreement may desire or be required to give hereunder (collectively, "Notices") will be in writing and given by (a) personal delivery, (b) facsimile transmission, or (c) a nationally recognized overnight courier service, addressed to a Unitholder at the address set forth opposite his or her name in the books and records of the Company. Any Unitholder may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 5,5. A Notice sent in compliance with the provisions of this Section 5.5 will be deemed given on the date of receipt.

5.6. Successors and Assigns. This Agreement will be binding upon the parties hereto and their respective successors and assigns, and will inure to the benefit of the parties hereto and, except as otherwise provided herein, their permitted successors and assigns.

5.7. Severability. If anyone or more of the provisions contained in this Agreement or any application thereof is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof will not in any way be affected or impaired thereby.

5.8. Amendments. This Agreement may be amended only by a written instrument approved by the Board, subject to the rights of the Class B Unitholder set forth in Section 1,6.

5.9. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Mexico, without regard to applicable conflict of laws principles.

5,10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF ORIN ANY WAY RELATED TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY

5.11. Limitation on Liability. Except as otherwise expressly provided in the Act or this Agreement, (a) the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and no Unitholder will be obligated personally for any such debt, obligation or liability solely by reason of being a Unitholder, and (b) the liability of each Unitholder will be limited to the amount of capital contributions required to be made by such Unitholder in accordance with the provisions of this Agreement.

5.12. Exculpation of the Unitholders, No Unitholder nor any agent (including the Board and each Director and officer) of the Company will be liable, responsible or accountable, in damages or otherwise, to any Unitholder, the Company or any other Person for any act performed by them, or failure to act, unless a judgment or other final adjudication adverse to such Person establishes that such Person's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such Person personally gained in fact a financial profit or other advantage to which such Person knew such Person was not legally entitled or, that with respect to a distribution to a Unitholder, such Unitholder's acts were not performed in accordance with the Act or this Agreement.

5.13. Indemnification. The Company hereby agrees to indemnify and hold harmless each Director and officer of the Company to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including reasonable attorneys' fees and expenses, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person by reason of the fact that such Person is or was a Director or officer of the Company or is or was serving as an agent of a subsidiary of the Company; provided, however, that no such Person will be indemnified for any expenses, liabilities and losses suffered that are attributable to such Person's bad faith, intentional misconduct or knowing violation of law (as described in Section 5.12). Expenses, including reasonable attorneys fees and expenses, incurred by any such indemnified Person in defending a proceeding will be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Person to repay promptly such amount if it is ultimately determined that such Person is not entitled to be indemnified by the Company.

5.14. Competitive Activities. Etc. The Class B Unitholder and the Class B Director (collectively, "Class B Persons"), directly or through Affiliated entities, are or may be engaged in businesses which may be competitive with the business of the Company or companies it owns or in which it invests. Nothing herein, in the Act, this Agreement or otherwise (collectively, the "Applicable Rules") will be deemed to restrict any Class B Person from engaging in such other business activity (regardless of the effects thereof on the Company or companies it owns or in which it invests) and, notwithstanding any Applicable Rule to the contrary, in no event will any Class B Person have any obligation to act or refrain from acting (including, without limitation, presenting any opportunity or other matter to the Company for it to consider or pursue or to maintain the confidentiality of, or not use, any confidential or proprietary information) by reason of any relationship with, or actual or alleged duty to, the Company. Each Unitholder agrees that, in any such case, to the extent a court might otherwise hold that the conduct of such activity is a breach of any Applicable Rule, it has hereby irrevocably waived any and all rights of recovery it may otherwise have by reason thereof. "Affiliate" of any Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person.

5.15. Corporate Conversion. (a) In the event that the Company determines to consummate a QPO, the Board shall have the power and authority, without any vote or consent of the Unitholders, to incorporate the Company or take such other action as it may deem advisable, including, without limitation, (i) dissolving the Company, creating one or more subsidiaries of the newly formed corporation and transferring to such subsidiaries any or all of the assets of the Company (including by merger) or (ii) causing the Unitholders to exchange their Units for common shares of the newly-formed corporation. Any shares created or received in connection with such transaction are referred to as "Conversion Shares". In connection with any such transaction, (A) each Unit shall automatically be converted into Conversion Shares in the manner set forth in Section 5.15(b) and (B) such Conversion Shares shall have the same economic interest and other rights and obligations in such corporation or its subsidiaries as the converted Units had with respect to the Company subject to any modifications (as determined by the Board in good faith) required solely as a result of the conversion to corporate form. Prior to consummating any such transaction, the Board shall approve the proposed forms of a certificate of incorporation, by-laws, stockholders' agreement and any other governing documents proposed to be established for such corporation and its subsidiaries, if any, all of which shall, as nearly as practicable (as determined by the Board), reflect the rights and obligations of the Unitholders under this Agreement and comparable agreements applicable to any Subsidiary as of the date of such transaction. "QPO" means an offer and sale of equity securities of the Company (including any successor thereto) to the public pursuant to which (i) the aggregate gross proceeds attributable to sales of equity securities for the account of the Company (including any successor thereto) exceed $10 million (exclusive of expenses and underwriting commissions) in which the aggregate equity value of the Company is at least $20 million and (ii) the equity securities covered by such registration statement are listed for trading on either the New York Stock Exchange or the NASDAQ National Market. "Subsidiary" of any Person means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest is directly or indirectly owned by such Person.

(b) On the date of the consummation of the QPO (the "Conversion Date"), Units held by any Unitholder (the "Original Units") shall be automatically converted into the number of validly issued, fully paid and, if applicable, nonassessable Conversion Shares equal to the quotient obtained by dividing (i) the cash proceeds that shall be deemed to have been received in respect of such Original Units in connection with the QPO Deemed Liquidation on the Conversion Date in a distribution in accordance with the rights and preferences set forth in this Agreement (giving effect to applicable orders of priority and taking into account all prior distributions other than mandatory tax distribution amounts) by (ii) the per share offering price applicable in such QPO. The cash proceeds that each such Original Unit shall be deemed to have received in connection with the QPO Deemed Liquidation on the Conversion Date shall be determined by assuming that the Company shall be liquidated (the "OPO Deemed Liquidation") in a manner that would provide Unitholders in the aggregate with an amount in cash equal to the pre-QPO equity value of the Company and its Subsidiaries as determined by the managing underwriter in connection with the QPO as of the Conversion Date.

(c) As promptly as practicable after the determination of the number of Conversion Shares each holder shall receive under Section 5.l5(b) above, each holder of Original Units shall deliver to the Company the certificate or certificates, if any, representing the Original Units to be converted into Conversion Shares, duly endorsed or assigned in blank or to the Company (if required by it) and stating the name or names (with address) in which the certificate or certificates for the Conversion Shares, if any, are to be issued. Upon receipt of any such certificates representing the Original Units, the Company shall issue and deliver to each holder entitled to Conversion Shares, to the place and in the name designated by such holder, a certificate or certificates, if any, for the number of Conversion Shares to which such Unitholder is entitled (including any fractional Conversion Shares). The Person in whose name the certificate or certificates of the Conversion Shares may be issued shall be deemed to have become a holder of record on the Conversion Date unless the transfer books of the Company are closed on that date, in which event such Person shall be deemed to have become a holder of record on the next succeeding date on which the transfer books are open.

5.16. Administrative Services. Prior to the Closing, the Company and the Class B Unitholder will enter into an administrative services agreement in a form mutually agreed upon by such parties (such agreement to be effective upon, and subject to, the Closing) pursuant to which the Class B Unitholder will provide the Company with up to $200,000 per year in certain administrative support services for the period beginning on the Closing and ending on the third anniversary of the Closing.

[Signature page follows]

Schedule A
UNITHOLDERS
Unitholder / Address Westland Development Co., Inc, 401 Coors Boulevard, NW Albuquerque, New Mexico 87121	Initial Contribution Mineral Assets (as defined in Recital B)	Class / Number of Units 794,927 Class A Units 1 Class B Unit

IN WITNESS WHEREOF, the parties heret o have executed this Agreement as of the date set forth in the introductory paragraph hereof.

COMPANY:

ATRISCO OIL & GAS LLC

By: /s/ Barbara Page

Name:
Title:

UNITHOLDER:

WESTLAND DEVELOPMENT CO., INC.

By: /s/ Barbara Page

Barbara Page
President and Chief Executive Officer

/s/ Georgia Baca
/s/ Josie G. Castillo
/s/ Ray Mares, Jr.
/s/ Charles V. Pena
/s/ Sosimo Padilla
/s/ Troy K. Benavidez
/s/ Joe Chavez